Exhibit 99.1

C4 Therapeutics Announces License and Research Collaboration with Merck to Discover and Develop Degrader-Antibody Conjugates (DACs)
Initial Focus on One Oncology Target, Exclusive to Collaboration; Merck has Option for Three Additional Targets
WATERTOWN, Mass., Dec. 12, 2023 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today announced that it has entered into an exclusive license and collaboration agreement with Merck (known as MSD outside of the U.S. and Canada) to develop degrader-antibody conjugates (DACs), an emerging modality designed to selectively target and neutralize disease-causing proteins in cancer cells.
“We are thrilled to collaborate with Merck to innovate within the growing field of antibody-drug conjugates and evaluate the potential for combining the catalytic efficiency, potency, target specificity, and durability of degraders with the specific binding and delivery capabilities of antibodies,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “We look forward to leveraging our powerful TORPEDO® platform in collaboration with Merck’s antibody-drug conjugation expertise to engineer novel medicines with the potential to transform patients’ lives.”
Under the terms of the agreement, C4T will receive a $10 million upfront payment. C4T and Merck will collaborate to develop DACs directed to an initial undisclosed oncology target that is exclusive to the collaboration. For DACs directed to this initial target, C4T is eligible to receive milestone payments totaling approximately $600 million, as well as tiered royalties on future sales. The agreement also provides Merck with the option to extend the collaboration to include three additional targets that would be exclusive to the collaboration, which could yield option exercise payments as well as potential milestones and royalties. If Merck exercises all of its options to extend the collaboration, C4T would be eligible to receive up to approximately $2.5 billion in potential payments across the entire collaboration.
“This collaboration combines Merck’s significant biological chemistry expertise with C4T’s leading protein degradation technology,” said George Addona, senior vice president, discovery, preclinical development and translational medicine, Merck Research Laboratories. “At Merck, we continue to evaluate new ways to advance the science of targeted medicine.”
As part of the collaboration, C4T will be responsible for using its proprietary TORPEDO® platform to develop degrader payloads in the discovery phase. Merck will be responsible for antibody conjugation to create DACs in the discovery phase and for advancing these DAC candidates through preclinical and clinical development as well as commercialization.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; our ability to achieve potential future milestone or royalty payments; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com